Exhibit 10.1

AMENDMENT NO. 1 TO

RECEIVABLES FINANCING AGREEMENT

This AMENDMENT NO. 1 TO RECEIVABLES FINANCING AGREEMENT, dated as of December 15, 2025 (this “Amendment”), among DELUXE RECEIVABLES LLC, a Delaware limited liability company, as Borrower (the “Borrower”), DELUXE CORPORATION, a Minnesota corporation, in its individual capacity (“Deluxe”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”), Gotham Funding Corporation (“Gotham”), as a Conduit Lender, and MUFG Bank, Ltd. (“MUFG”), as a Committed Lender, as a Group Agent and as Administrative Agent on behalf of the Credit Parties (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the parties hereto have heretofore entered into that certain Receivables Financing Agreement, dated as of March 13, 2024 (as amended, restated, supplemented, assigned or otherwise modified from time to time, the “Agreement”);

WHEREAS, concurrently herewith, the Borrower, the Servicer, the Group Agent and the Administrative Agent are entering into that certain Amended and Restated Fee Letter, dated as of the date hereof (the “Fee Letter”); and

WHEREAS, the parties hereto seek to modify the Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in exchange for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged and confirmed), each of the parties hereto agree as follows:

A G R E E M E N T:

1.              Definitions. Unless otherwise defined or provided herein, capitalized terms used herein have the meanings attributed thereto in (or by reference in) Section 1.01 of the Agreement.

2.              Amendments to the Agreement. Effective as of the date hereof, the Agreement is hereby amended as follows:

(a)            The Agreement is hereby amended to incorporate the changes shown on the marked pages of the Agreement attached hereto as Exhibit A; and

(b)            Exhibit G to the Agreement is hereby deleted in its entirety and replaced with the Exhibit G attached hereto.

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3.              Conditions to Effectiveness. This Amendment shall be effective as of the date hereof, upon satisfaction of each of the following conditions precedent:

(a)            Execution of the Amendment. The Administrative Agent shall have received executed counterparts of this Amendment duly executed by each of the parties hereto.

(b)            Execution of the Fee Letter.  The Administrative Agent shall have received executed counterparts of the Fee Letter duly executed by each of the parties thereto.

(c)            Upfront Fee.  The Administrative Agent shall have received the “Upfront Fee” (under and as defined in the Fee Letter) in accordance with the terms of the Fee Letter.

(d)            Pro Forma Information Package. The Administrative Agent shall have received a pro-forma Information Package, prepared after giving effect to this Amendment and the transactions contemplated hereby.

(e)            Other Documents. The Administrative Agent shall have received all other documents, agreements, certificates, instruments, secretary’s certificates and opinions listed on Annex A hereto or as the Administrative Agent may reasonably request prior to the date hereof.

4.              Certain Representations and Warranties. The Borrower and the Servicer represents and warrants to each Credit Party as of the date hereof, as follows:

(a)            Representations and Warranties. Its respective representations and warranties contained in the Agreement and each other Transaction Document to which it is a party are true and correct in all material respects on and as of the date hereof as though made on and as of the date hereof unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.

(b)            Power and Authority; Due Authorization. That it (i) has all necessary power and authority to (A) execute and deliver this Amendment and the Fee Letter and (B) perform its obligations under this Amendment, the Fee Letter, the Agreement (as amended hereby) and each of the other Transaction Documents to which it is a party and (ii) has duly authorized by all necessary action the execution, delivery and performance of this Amendment, the Agreement (as amended hereby), the Fee Letter and the other Transaction Documents to which it is a party.

(c)            Binding Obligations. This Amendment, the Agreement (as amended hereby), the Fee Letter and each of the other Transaction Documents to which it is a party constitute a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

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(d)            No Event of Termination or Unmatured Event of Termination. No Event of Termination or Unmatured Event of Termination shall has occurred and is continuing and no Event of Termination or Unmatured Event of Termination would result from this Amendment, the Fee Letter or the transactions contemplated hereby or thereby.

(e)            Borrowing Base Deficit. No Borrowing Base Deficit exists or would exist after giving effect to this Amendment, the Fee Letter or the transactions contemplated hereby or thereby.

(f)            Aggregate Capital. the Aggregate Capital does not exceed the Facility Limit.

(g)            Termination Date. The Termination Date has not occurred.

5.              Reference to and Effect on the Agreement and the Other Transaction Documents.

(a)            From and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereof”, “herein”, “hereunder” or words of like import, and each reference in each of the other Transaction Documents to the “Receivables Financing Agreement”, “thereunder”, “thereof” or words of like import, in each case referring to the Agreement, shall mean and be, a reference to the Agreement, as amended hereby.

(b)            It is the intent of the parties hereto, and the parties hereto agree, that this Amendment shall not constitute a novation of the Agreement, any other Transaction Document or any of the rights, obligations or liabilities thereunder. The Agreement (except as specifically amended herein) and the other Transaction Documents are hereby ratified and confirmed in all respects by each of the parties hereto and shall remain in full force and effect in accordance with its respective terms.

(c)            The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of or amendment to, any right, power or remedy of the Administrative Agent or any other Credit Party under, nor constitute a waiver of or amendment to, any other provision or condition under, the Agreement or any other Transaction Document.

(d)            To the extent that the consent of any party hereto, in any capacity, is required under the Transaction Documents or any other agreement entered into in connection with the Transaction Documents with respect to any of the amendments set forth herein, such party hereby grants such consent.

6.              Costs and Expenses. The Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses (including reasonable Attorney Costs) of the Administrative Agent and the other Credit Parties, incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and the transactions contemplated hereby.

7.              GOVERNING LAW. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

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8.              Transaction Documents. This Amendment is a Transaction Document executed pursuant to the Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

9.              Integration. This Amendment, the Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

10.            Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.            Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile transmission, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of an original executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

12.            Mutual Negotiations. This Amendment is the product of mutual negotiations by the parties hereto and their counsel, and no party shall be deemed the draftsperson of this Amendment or any provision hereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Amendment, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

13.            Headings. The captions and headings of this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.

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14.            Reaffirmation of Performance Guaranty. The Performance Guarantor hereby consents to this Amendment. Immediately after giving effect to this Amendment, all of the provisions of the Performance Guaranty shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DELUXE RECEIVABLES LLC, as the Borrower

By:	/s/ William C. Zint IV
Name: William C. Zint IV
Title: Vice President & Treasurer

DELUXE CORPORATION, as the Servicer

By:	/s/ William C. Zint IV
Name: William C. Zint IV
Title: Senior Vice President, Chief Financial Officer

S-1	Amendment No. 1 to RFA

MUFG BANK, LTD.,
as Administrative Agent

By:	/s/ Eric Williams
Name: Eric Williams
Title: Managing Director

MUFG BANK, LTD.,
as Group Agent for the MUFG Group

By:	/s/ Eric Williams
Name: Eric Williams
Title: Managing Director

MUFG BANK, LTD.,
as Related Committed Lender for Gotham

By:	/s/ Eric Williams
Name: Eric Williams
Title: Managing Director

S-2	Amendment No. 1 to RFA

GOTHAM FUNDING CORPORATION,
as a Conduit Lender for the MUFG Group

By:	/s/ Kevin J. Corrigan
Name: Kevin J. Corrigan
Title: Vice President

S-3	Amendment No. 1 to RFA

Acknowledged and Agreed to:

DELUXE CORPORATION,

as Performance Guarantor

By:	/s/ William C. Zint IV
Name: William C. Zint IV
Title: Senior Vice President, Chief Financial Officer

S-4	Amendment No. 1 to RFA

EXHIBIT A

[See Attached]

Amendment No. 1 to RFA

EXECUTION VERSION

Exhibit A to Amendment No. 1 to Receivables Financing Agreement, dated as of December 15, 2025

RECEIVABLES FINANCING AGREEMENT

Dated as of March 13, 2024

by and among

DELUXE RECEIVABLES LLC,
as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Lenders and as Group Agents,

MUFG BANK, LTD.,
as Administrative Agent,

and

DELUXE CORPORATION,
as initial Servicer

“Accrued Rebate Calculation Confirmation” means written confirmation provided by the Administrative Agent to the Borrower that the Administrative Agent is satisfied in its reasonable discretion that the Servicer is able to accurately and timely calculate the Accrued Rebate Amount (including on an Obligor by Obligor basis).

“Accrued Rebate GL Total Amount” means, as of any date of determination, an amount equal to the aggregate amount of Contractual Dilution that is expected by the Servicer to be made or otherwise incurred as reflected on the books and records of the Originators and reserved for by the Originators, as determined by the Servicer in consultation with the external accountants of the Originators and in accordance with the customary procedures established by the Originators and such accountants.

“Accrued Rebate Reduction Amount” means, as of any date of determination, (i) if no Level I Ratings Event has occurred and is continuing, the Accrued Rebate Proxy at such time, (ii) if a Level I Ratings Event has occurred and is continuing and the Accrued Rebate Calculation Confirmation has not been delivered, the Accrued Rebate GL Total Amount at such time or (iii) if a Level I Ratings Event has occurred and is continuing and the Accrued Rebate Calculation Confirmation has been delivered, the Accrued Rebate Amount at such time.

“Accrued Rebate Proxy” means, as of any date of determination, an amount equal to ~~29.48~~42.72% of the aggregate amount of Contractual Dilution that is expected by the Servicer to be made or otherwise incurred as reflected on the books and records of the Originators and reserved for by the Originators, as determined by the Servicer in consultation with the external accountants of the Originators and in accordance with the customary procedures established by the Originators and such accountants. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the Accrued Rebate Proxy may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to Borrower to reflect the amount that the Administrative Agent reasonably believes approximates the aggregate amount of Contractual Dilution that is expected by the Administrative Agent to be made or otherwise incurred with respect to the then outstanding Pool Receivables.

“Adjusted Net Pool Balance” means, at any time, an amount equal to (a) the Net Pool Balance at such time, minus (b) the Deferred Revenue Reduction Amount at such time.

“Administrative Agent” means MUFG, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Section 10.09 or Section 13.03(g).

“Adverse Claim” means any claim of ownership or any Lien; it being understood that any such claim or Lien in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) under the Transaction Documents shall not constitute an Adverse Claim.

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Bankruptcy with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Unpaid Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Interest at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of the Subordinated Note at such time, plus (E) the aggregate accrued and unpaid interest on the Subordinated Note at such time, plus (F) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to (a) the Adjusted Net Pool Balance at such time, minus (b) the Required Reserves at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Borrowing Base at such time.

“Breakage Fee” means (i) for any Interest Period for which Interest is computed by reference to the CP Rate and a reduction of Capital is made for any reason on any day other than a Settlement Date or (ii) to the extent that the Borrower shall for any reason, fail to borrow on the date specified by the Borrower in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Interest (calculated without taking into account any Breakage Fee or any shortened duration of such Interest Period pursuant to the definition thereof) which would have accrued during such Interest Period (or, in the case of clause (i) above, until the maturity of the underlying Note) on the reductions of Capital relating to such Interest Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Borrower), exceeds (B) the income, if any, received by the applicable Lender from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Borrower). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Lender (or applicable Group Agent on its behalf) to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Applicable Law to close.

“Capital” means, with respect to any Lender, the aggregate amounts paid to (or at the direction of) the Borrower in connection with all Loans made by such Lender pursuant to Article  II, as reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 2.02(d) or 3.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be

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“Deferred Revenue GL Total Amount” means, as of any date of determination, an amount equal to the aggregate amount of deferred revenue that is reflected on the books and records of the Originators, as determined by the Servicer in consultation with the external accountants of the Originators and in accordance with the customary procedures established by the Originators and such accountants.

“Deferred Revenue Offset Amount” means, at any time of determination, the sum of the amounts calculated for each Obligor, equal to with respect to any Obligor the lesser of (x) the aggregate Unpaid Balance of all Pool Receivables owing by such Obligor and (y) the deferred revenue from such Obligor that is related to additional services owing by or on behalf of the Originators or Affiliates thereof to such Obligor.

“Deferred Revenue Proxy” means, as of any date of determination, an amount equal to ~~54.46~~40.54% of the aggregate amount of deferred revenue that is reflected on the books and records of the Originators, as determined by the Servicer in consultation with the external accountants of the Originators and in accordance with the customary procedures established by the Originators and such accountants. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the Deferred Revenue Proxy may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to Borrower to reflect the amount that the Administrative Agent reasonably believes approximates the aggregate amount of deferred revenue that is expected by the Administrative Agent to exist with respect to the then outstanding Pool Receivables.

“Deferred Revenue Reduction Amount” means, as of any date of determination, (i) if no Level I Ratings Event has occurred and is continuing, the Deferred Revenue Proxy at such time, (ii) if a Level I Ratings Event has occurred and is continuing and the Deferred Revenue Calculation Confirmation has not been delivered, the Deferred Revenue GL Total Amount at such time or (iii) if a Level I Ratings Event has occurred and is continuing and the Deferred Revenue Calculation Confirmation has been delivered, the Deferred Revenue Offset Amount at such time.

“Delinquency Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is the aggregate Unpaid Balance of all Pool Receivables that were Delinquent Receivables or Defaulted Receivables on the Cut-Off Date for such Settlement Period, and (b) the denominator of which is the aggregate Unpaid Balance of all Pool Receivables (other than Unbilled Receivables) on the Cut-Off Date of such Settlement Period.

“Delinquent Receivable” means a Pool Receivable as to which any payment, or part thereof, remains unpaid for more than 90 days but less than 121 days from the original due date for such payment.

“Deluxe” has the meaning set forth in the preamble to this Agreement.

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“Deluxe Parties” means Deluxe, the Servicer, the Borrower, the Parent, each Originator and the Performance Guarantor.

“Deluxe Receivable” means any Pool Receivable any Obligor of which (a) is an Affiliate of any Deluxe Party; or (b) is a Person controlled, directly or indirectly, by any Deluxe Party or any Affiliate of any Deluxe Party.

“Deposit Balance” means, as of any date of determination, the aggregate amount of security deposits and other deposits received by or on behalf of the Obligors that are then being held by the Originators and Affiliates thereof (or any agent thereof on their behalf).

“Diluted Receivable” means a Pool Receivable the entire or partial Unpaid Balance of which is reduced or cancelled due to Dilution.

“Dilution” means the amount by which the Unpaid Balance of a Diluted Receivable is reduced or cancelled due to returns, rebills, defect, refunds, allowances, cash discounts, rebates, disputes, rejections, set off, netting, deficit, failure to perform on the part of the related Originator or Servicer, adjustment or any other similar reason other than with respect to the credit-worthiness of any related Obligor.

“Dilution Adjustment Amount” means, for any Settlement Period, an amount equal to the gross reduction on the books and records of the Borrower and the Originators during such Settlement Period in the Accrued Rebate Reduction Amount that was outstanding as of the Cut-Off Date for the immediately prior Settlement Period, as a result of applying such accrual to the Contractual Dilution occurring during such Settlement Period with respect to the Pool Receivables that were outstanding as of the Cut-Off Date for the immediately prior Settlement Period.

“Dilution Horizon Ratio” means, as of any date of determination, a fraction (expressed as a percentage) (a) the numerator of which is equal to the aggregate initial Unpaid Balance of all Receivables originated by the Originators during the most recently ended Settlement Period and (b) the denominator of which is the sum of (i) the Adjusted Net Pool Balance as of the Cut-Off Date of the most recently ended Settlement Period, plus (ii) the Deferred Revenue Reduction Amount at such time, plus (iii) the Accrued Rebate Reduction Amount at such time. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to the Borrower to reflect such number of Settlement Periods as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of Dilution that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.

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“Dilution Ratio” means, with respect to any Settlement Period, a fraction (expressed as a percentage), (a) the numerator of which is an amount equal to (i) the aggregate amount of all Administrative Agent in its reasonable discretion, (e) such Receivable will be due within ninety (90) calendar days of the date such Receivable ceases to be an Unbilled Receivable, (f) such Receivable is not, and will not become, a Zero Day Receivable, (g) if the related Originator of which is other than FAPS, the Administrative Agent has not provided the Borrower notice of ineligibility following the occurrence of a Level I Ratings Event that is continuing and (h) if such Unbilled Receivable is ~~not~~ a Conditional Receivable, the Administrative Agent has not provided the Borrower notice of ineligibility following the occurrence of a Level I Ratings Event that is continuing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the any Deluxe Party, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) failure by any Deluxe Party or any ERISA Affiliate to comply with the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, with respect to a Plan (c) the filing by any Deluxe Party or any ERISA Affiliate pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Deluxe Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan under Section 1342 of ERISA, (e) the receipt by any Deluxe Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 1342 of ERISA, (f) the incurrence by any Deluxe Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan that constitutes a “multiple employer plan” within the meaning of Sections 1363 and 1364 of ERISA or Multiemployer Plan or (g) the receipt by any Deluxe Party or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a notice that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“Erroneous Payment” has the meaning set forth in Section 10.10(a).

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“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 10.10 (d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 10.10(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 10.10(e).

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a)            (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, examinership, reorganization, debt arrangement, dissolution, administration, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, examiner, administrator, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Applicable Laws now or hereafter in effect; or

(b)            such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution, administration or other similar law now or hereafter in effect, (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, examiner, administrator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.

“Event of Termination” has the meaning specified in Section 9.01. For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.01.

“Excess (1-30) DPD Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than 0 days but less than 31 days from the original due date for such payment at such time, exceeds (b) ~~45.0~~30.0% of an amount equal to (i) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool, minus (ii) the Deferred Revenue Reduction Amount at such time, minus (iii) the Accrued Rebate Reduction Amount at such time.

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“Excess (31-60) DPD Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than 30 days but less than 61 days from the original due date for such payment at such time, exceeds (b) ~~20.0~~12.5% of an amount equal to (i) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool, minus (ii) the Deferred Revenue Reduction Amount at such time, minus (iii) the Accrued Rebate Reduction Amount at such time.

“Excess (61-90) DPD Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than 60 days but less than 91 days from the original due date for such payment at such time, exceeds (b) ~~15.0~~7.5% of an amount equal to (i) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool, minus (ii) the Deferred Revenue Reduction Amount at such time, minus (iii) the Accrued Rebate Reduction Amount at such time.

“Excess Concentration Amount” means, at any time, the sum (without duplication) of (a) the sum of the amounts calculated with respect to each Obligor, equal to the amount by which the aggregate Unpaid Balance of such Eligible Receivables owed or payable by such Obligor or an Affiliate of such Obligor, exceeds the applicable Concentration Limit at such time, plus (b) the Government Receivables Excess Concentration Amount at such time, plus (c) the Excess (1-30) DPD Concentration Amount at such time, plus (d) the Excess (31-60) DPD Concentration Amount at such time, plus (e) the Excess (61-90) DPD Concentration Amount at such time, plus (f) the Unbilled Receivable Excess Concentration Amount at such time, plus (g) the Milestone Receivable Excess Concentration Amount at such time.

“Excluded Obligor” means Stanley Black & Decker, Inc. and its Subsidiaries and Affiliates.

“Excluded Receivable” means each Receivable (without giving effect to the exclusion of “Excluded Receivable” from the definition thereof), the obligor of which is an Excluded Obligor; provided, however, that no indebtedness or other obligation that is included in any Information Package or Interim Report as a Receivable shall constitute an “Excluded Receivable”.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, and (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) such Lender becomes a Lender or (ii) such Lender changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.03(f), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

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“Exiting Group” has the meaning set forth in Section 2.02(g).

“Facility Limit” means $~~80,000,000~~100,000,000 as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FAPS” means First American Payment Systems, L.P., a Texas limited partnership.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices implemented to give effect to any such intergovernmental agreements.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Maturity Date” means the date that is (i) ninety (90) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital and all other Borrower Obligations become due and payable pursuant to Section 9.01.

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Receivables (other than Unbilled Receivables) originated by the Originators during the number of preceding Settlement Periods then most recently ended corresponding to the Loss Horizon Terms Component plus 1.35 and (b) the denominator of which is the sum of (i) the Adjusted Net Pool Balance as of the Cut-Off Date of the most recently ended Settlement Period, plus (ii) the Deferred Revenue Reduction Amount at such time, plus (iii) the Accrued Rebate Reduction Amount at such time.

“Loss Horizon Terms Component” means, at any time of determination, the percentage determined pursuant to the following formula:

(WAPT / 30)

where:

WAPT =	the Weighted Average Payment Terms for the most recently ended Settlement Period.

“Loss Ratio” means, as of any Cut-Off Date, a fraction (expressed as a percentage), (a) the numerator of which is the sum of (i) the aggregate Unpaid Balance of all Pool Receivables as to which any payment, or part thereof, remains unpaid for more than 150 but less than 181 days from the original due date for such payment as of the Cut-Off Date of the most recently ended Settlement Period, plus (without duplication) (ii) any Losses (net of recoveries) incurred in such Settlement Period, and (b) the denominator of which is the aggregate initial Unpaid Balance of all Receivables that were originated by the Originators during the Settlement Period that is six (6) Settlement Periods before such Settlement Period.

“Loss Reserve Floor Percentage” means 18.0%.

“Losses” means the Unpaid Balance of any Pool Receivables that either (i) have been, or should have been, written-off as uncollectible by Servicer in accordance with the Credit and Collection Policy or (ii) are owed by an Obligor of which is subject to an Event of Bankruptcy that has occurred and is continuing.

“Mail-Box” means each post office box of the Servicer or any Originator which is listed on Schedule IV.

“Mail-Box Eligibility Condition” means, as of any date of determination, the satisfaction of the following condition at such time: substantially all payments and other Collections on the Pool Receivables that are received in any Mail-Box are promptly (but in any event if a Level II Ratings Event has occurred and is continuing and the Administrative Agent has provided the Servicer notice of such reduction in timing, within two (2) Business Days after receipt unless such failure is solely a result of a Force Majeure Event) remitted directly into a Lock-Box Account.

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“Milestone Receivable” means any Receivable that constitutes a milestone payment or a progress billing.

“Milestone Receivable Excess Concentration Amount” means, at any time, the amount (if any) by which (a) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool that constitute Milestone Receivables, exceeds (b) 5.0% (or if a Level I Ratings Event has occurred and is continuing and the Administrative Agent has provided the Borrower notice of such reduction, 0.0%) of an amount equal to (i) the aggregate Unpaid Balance of all Eligible Receivables then in the Receivables Pool, minus (ii) the Deferred Revenue Reduction Amount at such time, minus (iii) the Accrued Rebate Reduction Amount at such time.

“Monthly Settlement Date” means the 24th day of each calendar month (or if such day is not a Business Day, the next occurring Business Day); provided, however, that the initial Monthly Settlement Date shall be April 24, 2024.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“MUFG” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Pool Balance” means, at any time, an amount equal to (i) the aggregate Unpaid Balance of all Pool Receivables that are Eligible Receivables determined at such time, minus (ii) Excess Concentration Amount at such time, minus (iii) if a Level I Ratings Event has occurred and is continuing and the Administrative Agent has provided the Borrower notice of such reduction, the Accrued Processing Fees at such time, minus (iv) the ~~Deferred Revenue Reduction Amount at such time, minus (v) the~~ Accrued Rebate Reduction Amount at such time.

“Non-SAP Originator” means each of FAPS and First Manhattan Consulting Group, LLC.

“Notes” means short-term promissory notes issued, or to be issued, by any Conduit Lender to fund its investments in accounts receivable or other financial assets.

“Notice Event” means, at any time when a Level II Ratings Event has occurred and is continuing, the Administrative Agent providing not less than two (2) Business Days’ notice to the Borrower of the Administrative Agent’s intention to exercise control rights under any Collection Account Agreement.

“Obligor” means any Person obligated to make payments with respect to a Receivable, including any guarantor thereof or co-obligor.

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Group, as designated on its signature page hereto or in such Assignment and Acceptance Agreement or other agreement executed by such Committed Lender, as the case may be.

“Related Security” means, with respect to any Receivable:

(a)            all of the Borrower’s and each Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b)            all instruments and chattel paper that may evidence such Receivable;

(c)            all Deposit Balances, all letter of credit rights and all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)            all of the Borrower’s and each Originator’s rights, interests and claims under all insurance contracts and insurance payments with respect to, or otherwise allocable to, such Receivable or any property that generated such Receivable;

(e)            all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all supporting obligations, guaranties, indemnities, letters of credit (including any letter of credit rights), insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(f)            all books and records of the Borrower and each Originator to the extent related to any of the foregoing, including all Records related to the foregoing;

(g)            all of the Borrower’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents; and

(h)            all Collections and other proceeds (as defined in the UCC) of any of the foregoing.

“Release” has the meaning set forth in Section 3.01(a).

“Representatives” has the meaning set forth in Section 13.06(c).

“Required Capital Amount” means $~~14,000,000~~17,500,000.

“Required Reserve Percentage” means, on any day, an amount equal to the sum of (a) the greater of (i) the sum of (A) the Loss Reserve Floor Percentage, plus (B) the Dilution Reserve Floor Percentage and (ii) the sum of (A) the Dynamic Loss Reserve Percentage, plus (B) the Dynamic Dilution Reserve Percentage, plus (b) the sum of (i) the Yield Reserve Percentage, plus (ii) the Servicing Fee Reserve Percentage.

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“Required Reserves” means, on any day, an amount determined as follows:

RRP x ~~NPB~~ANPB

where:

RRP            =            the Required Reserve Percentage on such day; and

~~NPB~~ANPB =           the Adjusted Net Pool Balance on such day.

“Responsible Officer” means the chief executive officer, president, general counsel, any vice president, the chief financial officer, the controller, the treasurer or the assistant treasurer or other similar officer of the applicable Deluxe Party or any employee of any Deluxe Party responsible for the administration of the obligations of any Deluxe Party under this Agreement or any other Transaction Document.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Person” means any Person: (a) listed on, and/or targeted by, any Sanctions; (b) resident, operating, or organized under the laws of, a comprehensively Sanctioned country or territory; or (c) who is directly or indirectly owned or controlled by any such Person or Person(s).

“Sanctions” means any financial, economic, or trade sanctions laws, regulations, rules, decisions, embargoes and/or restrictive measures imposed, administered or enforced by the: Government of Japan, the Government of the United States, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“SAP Originator” means any Originator other than a Non-SAP Originator.

“SAP Originator Receivable” means any Receivable that was originated by an SAP Originator.

“Scheduled Termination Date” means ~~March 12~~December 14, ~~2027~~2028, as such date may be extended from time to time pursuant to Section 2.02(g).

“SEC” means the U.S. Securities and Exchange Commission or any successor governmental agencies.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

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(f)            any Deluxe Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(g)            the Borrower is subject to an Event of Bankruptcy;

(h)            the average of the Delinquency Ratios for the three preceding Settlement Periods shall at any time exceed ~~26~~15%;

(i)            the average of the Loss Ratios for the three preceding Settlement Periods shall at any time exceed 4.0%;

(j)            the average of the Dilution Ratios for the three preceding Settlement Periods shall at any time exceed 8.0%;

(k)            the average of the Days’ Sales Outstanding for the three preceding Settlement Periods shall at any time exceed 45.0 days;

(l)             a Borrowing Base Deficit shall occur, and shall not have been cured within two (2) Business Days;

(m)           a Change in Control shall occur;

(n)            (i) the Subordinated Note is accelerated or foreclosed upon, (ii) any Person other than an Originator exercises any rights or remedies with respect to the Subordinated Note or (iii) any subordination provision in the Subordinated Note ceases to be in full force or effect or any Person challenges the enforceability thereof;

(o)            any Deluxe Party shall make any change in any of the Credit and Collection Policies that could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Administrative Agent;

(p)            the Administrative Agent, for the benefit of the Secured Parties, fails at any time to have a valid and perfected first priority ownership interest or first priority perfected security interest in a material portion of the Collateral or any Collection Account, in each case free and clear of any Adverse Claim;

(q)            either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code (or any similar state or local Tax lien) with regard to any assets of any Deluxe Party and such lien shall not have been released within five (5) days or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 303(k) or Section 4068 of ERISA with regard to any of the assets of any Deluxe Party or any of their ERISA Affiliates;

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Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

(c)            Any indemnification or contribution under this Section shall survive the termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Amendments, Etc.

(a)           No failure on the part of any Credit Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Borrower or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Group Agents (and, in the case of any amendment, also signed by the Borrower), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Group Agent:

(i)            change (directly or indirectly) the definitions of, Adjusted Net Pool Balance, Borrower Obligations, Borrowing Base Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Final Maturity Date, Net Pool Balance or Required Reserves contained in this Agreement or change the calculation of the Borrowing Base;

(ii)            reduce the amount of Capital or Interest that is payable on account of any Loan or delay any scheduled date for payment thereof;

(iii)           change any Event of Termination (provided, however, that a waiver of an Event of Termination requires only the approval of the Administrative Agent and the Majority Group Agents);

(iv)           release all or a material portion of the Collateral from the Administrative Agent’s security interest created hereunder;

(v)            release the Performance Guarantor from all or a material portion of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

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SCHEDULE I
Commitments

Party	Capacity	Commitment
MUFG	Committed Lender	$~~80,000,000~~100,000,000

EXHIBIT G

Form of Information Package

[intentionally omitted]

Amendment No. 1 to RFA

ANNEX A

[intentionally omitted]

Amendment No. 1 to RFA